CENTRAL TELEPHONE COMPANY AND ITS SUBSIDIARIES

                                                  State of Incorporation

Central Telephone Company                              Delaware
     Central Telephone Company of Florida              Florida
     Central Telephone Company of Illinois             Illinois
     Central Telephone Company of Virginia             Virginia